Supplement No. 1
                                                      Dated December 10, 2003 to
PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 13 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated November 20, 2003
                                                                  Rule 424(b)(3)


                                Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                        --------------------------------
                 1.5% Exchangeable Notes due December 30, 2010
                   Exchangeable for Shares of Common Stock of
                            EXXON MOBIL CORPORATION

This Supplement No. 1 dated December 10, 2003 to the Pricing Supplement dated November 20, 2003 and the accompanying Prospectus Supplement and Prospectus each dated August 26, 2003 is provided to amend in its entirety the table on page PS-30 of the Pricing Supplement. The following amended table states the amount of OID that will be deemed to have accrued with respect to a Note for each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each six-month period (other than the initial and last periods) ending on June 30 and December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule. The amended table is as follows:

                                                               TOTAL OID
                                                             DEEMED TO HAVE
                                          OID               ACCRUED PER NOTE
                                    DEEMED TO ACCRUE      FROM ORIGINAL ISSUE
                                  PER NOTE DURING EACH   DATE AS OF END OF THE
               PERIOD                    PERIOD                 PERIOD
         -----------------        --------------------   ---------------------
Original Issue Date through
   December 31, 2003............  $             4.1111   $              4.1111
January 1, 2004 through
   June 30, 2004................  $            21.1991   $             25.3102
July 1, 2004 through
   December 31, 2004............  $            21.4887   $             46.7989
January 1, 2005 through
   June 30, 2005................  $            21.7845   $             68.5834
July 1, 2005 through
   December 31, 2005............  $            22.0865   $             90.6699
January 1, 2006 through
   June 30, 2006................  $            22.3949   $            113.0648
July 1, 2006 through
   December 31, 2006............  $            22.7098   $            135.7746
January 1, 2007 through
   June 30, 2007................  $            23.0314   $            158.8060
July 1, 2007 through
   December 31, 2007............  $            23.3598   $            182.1658
January 1, 2008 through
   June 30, 2008................  $            23.6951   $            205.8609
July 1, 2008 through
   December 31, 2008............  $            24.0375   $            229.8984
January 1, 2009 through
   June 30, 2009................  $            24.3872   $            254.2856
July 1, 2009 through
   December 31, 2009............  $            24.7442   $            279.0298
January 1, 2010 through
   June 30, 2010................  $            25.1088   $            304.1386
July 1, 2010 through
   December 30, 2010............  $            25.4811   $            329.6197

The comparable yield (as defined in the Pricing Supplement) and the projected payment schedule (as defined in the Pricing Supplement) are not provided for any purpose other than the determination of U.S. Holders' (as defined in the Pricing Supplement) interest accruals and adjustments in respect of the Notes, and we make no representation regarding the actual amounts of the payments on a Note.
                        --------------------------------

Please retain this Supplement with your Pricing Supplement and the accompanying Prospectus Supplement and Prospectus.